Exhibit 99.1

[LOGO] SIGMATEL

FOR RELEASE OCTOBER 29, 2003, AT 3:05 PM CENTRAL TIME

Investor Relations	Press Contact
SigmaTel, Inc.	Nate Long, Marketing Communications Manager
512.381.3931	SigmaTel, Inc.
investor.relations@sigmatel.com	512.381.3913
http://www.sigmatel.com/investor-relations	nlong@sigmatel.com

AUSTIN, Texas (October 29, 2003)—SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog intensive, mixed-signal integrated circuits, today announced third quarter results for the period ended September 30, 2003. Quarterly revenues were a record $32.7 million, up 66% from $19.7 million in the second quarter of 2003, and up 233% from $9.8 million for the same period in the fiscal year 2002. Pro forma adjusted net income for the third quarter of 2003 was $7.4 million, representing earnings of $0.24 cents per fully diluted share.

Financial Results

Under generally accepted accounting principles (GAAP), net income attributable to common stockholders for the third quarter of 2003 was $1.2 million, resulting in GAAP fully diluted earnings per share for Q3 of $0.04. This compares to a net loss of $0.9 million in the third quarter of 2002. This GAAP net income includes a one-time litigation settlement charge which was triggered by the IPO and non-cash expenses related to deferred stock-based compensation, which are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below.

Revenues for the nine months ended September 30, 2003 were $65.3 million, up 244% from $19.0 million in the nine months ended September 30, 2002. Pro forma net income for the nine month period ended September 30, 2003 was $0.3 million, up from an $8.6 million loss for the nine months ended September 30, 2002. GAAP net loss for the nine months ended September 30, 2003 was $6.9 million, compared to an $8.6 million loss for the nine months ended September 30, 2002.

SigmaTel reported a cash balance of $103.1 million as of September 30, 2003.

On September 19, 2003, SigmaTel completed its Initial Public Offering (IPO) that resulted in aggregate proceeds of $172.5 million. After the underwriter’s discount and payment of offering expenses, the Company received net proceeds of $101.2 million and selling stockholders received $57.4 million. Other details of the offering are available on the Investor Relations portion of the SigmaTel website and also in the Form S-1 filed with the Securities and Exchange Commission.

“We are extremely pleased with the record revenues and income in the third quarter, as well as the investment community’s positive reaction to our initial public offering,” said Ron Edgerton, chief executive officer and president. “The IPO opens many opportunities for us. I would like to thank our employees for their dedication, hard work and support. I would also like to thank our investors for their show of confidence in our business and our team. All in all, the third quarter was very successful for SigmaTel.”

Business Summary

SigmaTel achieved quarter over quarter revenue growth in each of its product lines.

The C-Major audio codec product line was very successful during the third quarter. The Rapid Development Initiative (a system that improves customer’s time-to-market for PC audio development), as well as Universal Jacks technology for both current and future PC audio applications standards were introduced at the Intel Developers Forum and at Computex. There were significant C-Major revenue gains in the quarter, driven by customers that serve companies such as Dell, Gateway, Samsung, Fujitsu, Toshiba, and Legend Computer. Creative Technology was one of the Company’s largest customers during the quarter due to PC audio upgrades and portable audio SoC purchases.

During the third quarter, SigmaTel announced the third generation portable audio SoC for MP3 players, the D-Major STMP3500 family which will begin shipping in production quantities in the first quarter of 2004. This latest product will surpass the current market leader, SigmaTel’s own D-Major STMP3400 family, via longer battery life and higher levels of integration. Some of the features the STMP3500 family offers include 50 hours of battery life, USB 2.0 Hi-Speed, integrated battery recharge circuitry and a number of other important features. Many major design wins occurred during the quarter. For this holiday season, D-Major audio technology can be found within the latest flash-memory MP3 players made by Creative, Rio and Legend Computer, among others.

Business Outlook

“We are very pleased with our business momentum, leading market positions and the excitement within our customer base,” said Mr. Edgerton. “While I am excited about our results for the third quarter, I believe the future has never looked brighter for SigmaTel. My management team and all of our employees remain committed to building upon SigmaTel’s leadership position in integrated mixed signal ICs. As we look toward the fourth quarter, we continue to experience strong demand across all of our product lines. We expect typical seasonality associated with consumer spending patterns to affect the consumer segments of our business. In addition, strong demand for flash memory in applications such as digital cameras, cell phones, USB thumb drives, as well as MP3 players which utilize our portable audio SoCs is resulting in supply constraints for flash memory. As a result, we continue to expect our revenues to remain essentially flat in the fourth quarter compared to the third quarter, which means we will deliver another very profitable quarter.”

Specific guidance on fourth quarter expectations is below.

➢	Revenues are expected to be between $31-$33 million, vs. $11.9 million in the fourth quarter of 2002.

➢	Gross margin percentage is expected to be approximately 49 percent, plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

➢	GAAP net income is expected to be between $6.1-$6.6 million. This includes the amortization of non-cash deferred stock-based compensation of approximately $0.9 million, so pro forma net income is expected to be between $7.0-$7.5 million.

➢	The weighted average shares outstanding are expected to be 38.3 million. This will increase from the third quarter as the 7.4 million shares issued in the IPO on September 19th will be outstanding for the entire fourth quarter.

Conference Call Today

A conference call will be held today, October 29, 2003, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor-relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21162981. These replays will be available through November 29, 2003.

Cautionary Language

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that shortages of supply for other components of MP3 players (such as flash memory) may limit customer demand to purchase SigmaTel’s portable audio SoCs;

quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectus filed September 19, 2003 and the Form 10Q that we anticipate will be filed on or after October 29, 2003.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding non-cash and other one-time charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q3 2003 earnings conference call can be found on the company’s website at www.sigmatel.com/investor-relations.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable our customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor-relations.

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss) attributable to common stockholders as reported	$1,169	$(923)	$(6,936)	$(8,633)
Adjustments for dilutive items (1)	144	—	—	—

Net income (loss) attributable to common stockholders (as adjusted for diluted earnings per share calculations)	1,313	(923)	(6,936)	(8,633)
Pro forma adjustments (tax effected):
Litigation settlement	4,320	—	4,320	—
Deferred stock-based compensation	1,785	8	2,868	21

Pro forma net income (loss) attributable to common stockholders	$7,418	$(915)	$252	$(8,612)

Diluted weighted average shares outstanding, as reported	29,536,606	5,863,665	6,487,232	5,823,308
Adjustments for dilutive items (1), (2)	955,443	—	20,314,087	—

Diluted weighted average shares outstanding, pro forma	30,492,049	5,863,665	26,801,319	5,823,308

Diluted net income (loss) attributable to common stockholders per share diluted, as reported	$0.04	$(0.16)	$(1.07)	$(1.48)

Diluted net income (loss) attributable to common stockholders per share diluted, pro forma	$0.24	$(0.16)	$0.01	$(1.48)

(1) Adjustment to net income for dilutive items during three quarters ended September 30, 2003 is interest on Convertible Notes.

(2) Adjustment to weighted average shares outstanding for three months ended September 2003 is additional common shares for Convertible Notes; adjustment for weighted average shares outstanding for nine months ended September 30, 2003 is additional common shares for preferred stock, related warrants and miscellaneous options.

SIGMATEL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$32,706	$9,827	$65,254	$18,969
Cost of goods sold	16,988	5,756	35,196	13,143

Gross Profit	15,718	4,071	30,058	5,826
Operating Expenses:
Research and development	4,674	2,958	12,490	8,745
Selling, general and administrative	2,716	1,224	6,971	3,537
Amortization of deferred stock-based compensation	1,860	8	2,988	22
Litigation settlement	4,500	—	4,500	—
Loss on disposal of property and equipment	—	11	—	11

Total operating expenses	13,750	4,201	26,949	12,315

Operating income (loss)	1,968	(130)	3,109	(6,489)
Other income (expense):
Interest income	22	9	44	32
Interest expense	(238)	(723)	(1,243)	(1,939)

Total other income (expense)	(216)	(714)	(1,199)	(1,907)

Income (loss) before income taxes	1,752	(844)	1,910	(8,396)
Income taxes	70	—	78	—

Net income (loss)	1,682	(844)	1,832	(8,396)
Deemed dividends on preferred stock	(513)	(79)	(8,768)	(237)

Net income (loss) attributable to common stockholders	$1,169	$(923)	$(6,936)	$(8,633)

BASIC NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.15	$(0.16)	$(1.07)	$(1.48)

DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.04	$(0.16)	$(1.07)	$(1.48)

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) attributable to common stockholders per share	7,733,292	5,863,665	6,487,232	5,823,308
Diluted net income (loss) attributable to common stockholders per share	29,536,606	5,863,665	6,487,232	5,823,308

SIGMATEL, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$103,133	$2,859
Restricted short-term investments	130	130
Accounts receivable, net	14,945	4,839
Inventories, net	11,499	5,740
Prepaid expenses and other current assets	575	575

Total current assets	130,282	14,143
Property, equipment and software, net	3,603	4,152
Intangible assets, net	4,394	—
Other assets	112	234

Total assets	$138,391	$18,529

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$14,563	$5,285
Accrued payroll	926	253
Other accrued expenses	2,747	667
Deferred revenue	3,117	459
Current portion of capital lease obligations	46	17
Revolving line of credit	—	8,512

Total current liabilities	21,399	15,193
Convertible notes payable	—	7,419
Capital lease obligations, net of current portion	76	18
Other liabilities	117	123

Total liabilities	21,592	22,753

Redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized; shares issued and outstanding: none in 2003 and 14,864,783 in 2002	—	40,761
Stockholders’ equity (deficit):
Common stock, $.0001 par value; 170,000,000 shares authorized; shares issued and outstanding: 34,264,091 and 34,174,135 in 2003 and 5,990,628 and 5,900,672 in 2002, respectively	3	1
Additional paid-in capital	173,562	9,181
Notes receivable from stockholders	(144)	(289)
Deferred stock-based compensation	(4,626)	(50)
Treasury stock, 89,956 common shares at 2003 and 2002, at cost	(741)	(741)
Accumulated deficit	(51,255)	(53,087)

Total stockholders’ equity (deficit)	116,799	(44,985)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$138,391	$18,529

SIGMATEL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$1,832	$(8,396)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,705	1,968
Amortization of deferred stock-based compensation	2,988	22
Loss on disposal of property and equipment	—	11
Other non-cash expenses	952	2,536
Changes in assets and liabilities:
Accounts receivable, net	(10,106)	(1,575)
Inventories, net	(5,760)	(253)
Prepaid expenses and other assets	(154)	319
Accounts payable	5,033	(150)
Accrued expenses	2,760	505
Deferred revenue and other liabilities	2,717	266

Net cash provided by (used in) operating activities	2,967	(4,747)
Cash flows from investing activities:
Purchase of property and equipment	(2,056)	(730)

Net cash used in investing activities	(2,056)	(730)
Cash flows from financing activities:
Proceeds from long-term debt	5,150	—
Proceeds (repayments) under revolving line of credit, net	(8,923)	2,292
Repayments of long-term debt	(5,000)	—
Payments on capital lease obligations	(63)	(35)
Proceeds from issuance of convertible preferred stock, net of issuance costs	8,090	—
Payments of interest on convertible notes	(1,564)	—
Proceeds from amounts receivable from stockholders	144	4
Proceeds from issuance of common stock, net of issuance costs	101,529	9

Net cash provided by financing activities	99,363	2,270

Net increase (decrease) in cash and cash equivalents	100,274	(3,207)
Cash and cash equivalents, beginning of period	2,859	6,308

Cash and cash equivalents, end of period	$103,133	$3,101